Exhibit 99.1
FOR IMMEDIATE RELEASE
---------------------

Contact:    H. Bartlett Brown
            (201) 635-9637


                        PETRIE STORES LIQUIDATING TRUST
                       APPROVES LIQUIDATING DISTRIBUTION

          Rutherford, New Jersey, March 31, 2005---Petrie Stores Liquidating Trust (OTC Bulletin Board: PSTLS) announced today that it will make a distribution of an aggregate of $15,705,071 in cash on April 21, 2005 to its unit holders. In the distribution, holders of units of beneficial interest of the Liquidating Trust will receive $0.30 in cash for every unit of beneficial interest of the Liquidating Trust held of record as of the close of business on April 11, 2005. Following the distribution, the Liquidating Trust will hold approximately $28 million in cash and cash equivalents. The trustees of the Liquidating Trust will consider additional distributions to unit holders when the status of the Liquidating Trust's remaining contingent liabilities is further clarified.

         For U.S. federal income tax purposes, the distribution will not be taxable to holders of units of beneficial interest of the Liquidating Trust. The Liquidating Trust encourages unitholders to consult with their own tax advisors about the tax consequences of owning units of beneficial interest in the Liquidating Trust.



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